ATWOOD OCEANICS, INC.

15835 PARK TEN PLACE DRIVE
HOUSTON, TEXAS 77084

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Houston, Texas
January 14, 2009

To the Shareholders of
ATWOOD OCEANICS, INC.:

Notice is hereby given that, pursuant to the provisions of the Second Amended and Restated By-laws, as amended, of Atwood Oceanics, Inc., the Annual Meeting of the Shareholders of Atwood Oceanics, Inc. will be held at the principal executive offices of Atwood Oceanics, Inc., 15835 Park Ten Place Drive, in the City of Houston, Texas 77084, at 10:00 o'clock A.M., Houston Time, on Thursday, February 12, 2009, for the following purposes:

1.	To elect six (6) members of the Board of Directors for the term of office specified in the accompanying Proxy Statement.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2009.

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

         The Board of Directors of Atwood Oceanics, Inc. recommends a vote “FOR” each of Proposals 1 and 2. No other matters are expected to be considered at the Annual Meeting of Shareholders.

Shareholders of record at the close of business on December 31, 2008 will be entitled to notice of and to vote at the Annual Meeting.

Shareholders are cordially invited to attend the meeting in person. Shareholders may call our main offices at 281-749-7800 for directions to our principal executive offices in order to attend the meeting in person. Those who will not attend are requested to sign and promptly mail the enclosed proxy for which a stamped return envelope is provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE SHAREHOLDER MEETING TO BE HELD ON FEBRUARY 12, 2009.

A COPY OF THIS PROXY STATEMENT, THE FORM OF PROXY, AND THE ATWOOD OCEANICS, INC. 2008 ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED SEPTEMBER 30, 2008 ARE AVAILABLE AT www.envisionreports.com/ATW.

By Order of the Board of Directors

/s/ James M. Holland

JAMES M. HOLLAND, Secretary

ANNUAL MEETING OF SHAREHOLDERS
ATWOOD OCEANICS, INC.
_______________

PROXY STATEMENT

_______________

January 14, 2009

SECURITY HOLDERS ENTITLED TO VOTE

Holders of shares of common stock, par value $1.00 per share ("Common Stock") of Atwood Oceanics, Inc., (hereinafter sometimes referred to as “we”, “us”, “our” or the "Company") of record at the close of business on December 31, 2008 will be entitled to vote at the Annual Meeting of Shareholders to be held February 12, 2009 at 10:00 o'clock A.M., Houston Time, at our principal executive offices, 15835 Park Ten Place Drive, Houston, Texas, 77084 and at any and all adjournments thereof.

Shareholders who execute proxies retain the right to revoke them at any time before they are voted. A proxy, when executed and not so revoked, will be voted in accordance therewith. This proxy material is first being mailed to shareholders on or about January 15, 2009.

PERSONS MAKING THE SOLICITATION

This proxy is solicited on behalf of our Board of Directors of the Company (the “Board of Directors”). In addition to solicitation by mail, for which we will bear the cost, we may request banks, brokers and other custodians, nominees and fiduciaries who hold our Common Stock in street name to send proxy material to the beneficial owners of stock and to secure their voting instructions, if necessary. Further solicitation of proxies may be made by telephone, mail, facsimile, or oral communication with some of our shareholders, following the original solicitation. All such further solicitation will be made by our regular employees and we will bear the cost for such solicitation.

VOTING SECURITIES

At the close of business on December 31, 2008, the time which has been fixed by the Board of Directors as the record date for determination of shareholders entitled to notice of and to vote at the meeting, we had 64,179,277 shares of Common Stock outstanding.

The election as directors of the persons nominated in this Proxy Statement will require the vote of the holders of a plurality of the shares entitled to vote and represented in person or by proxy at a meeting at which a quorum is present. Ratification of the appointment of PricewaterhouseCoopers LLC as our independent auditor will require the vote of the holders of a majority of the shares entitled to vote and represented in person or by proxy at a meeting at which a quorum is present. Abstentions and broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will operate to prevent the election of the directors nominated in this Proxy Statement or the approval of such other matters as may properly come before the meeting to the same extent as a vote withholding authority to vote for the election of directors so nominated or a vote against such other matters as may properly come before the meeting.

Each share of Common Stock entitles its owner to one vote except with respect to the election of directors. With respect to the election of directors, each shareholder has the right to vote in person or by proxy the number of shares registered in his name for as many persons as there are directors to be elected, or to cumulate such votes and give one candidate as many votes as shall equal the number of directors to be elected multiplied by the number of his shares, or to distribute the votes so cumulated among as many candidates as he may desire. In the event of cumulative voting, the candidates for directors receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

If a shareholder desires to exercise his right to cumulate votes for directors, the laws of the State of Texas, the State in which we are incorporated, require the shareholder to give our Secretary written notice of such intention on or before the day preceding the meeting. Such notice should be sent to: Atwood Oceanics, Inc., P. O. Box 218350, Houston, Texas 77218, Attn: James M. Holland. If any shareholder gives such notice, all shareholders have the right to use cumulative voting at the meeting. The persons appointed by the enclosed form of proxy are not expected to exercise the right to cumulate votes for election of the directors named elsewhere in this Proxy Statement, although such persons shall have discretionary authority to do so.

PRINCIPAL SHAREHOLDERS

The following table reflects certain information known to us concerning persons beneficially owning more than 5% of our outstanding Common Stock as of close of business on December 31, 2008 based on information (other than with respect to Helmerich & Payne International Drilling Co. (“H&PIDC)) provided by a third party service provider in reports prepared for us. Information regarding H&PIDC was provided to us by H&PIDC. Unless otherwise noted, each shareholder listed below has sole voting and disposition power with respect to the shares listed.

Name and Address                                                  Shares of Common Stock                                 Percent
                                                                                         Beneficially Owned                                       of Class

FMR LLC (1)                                                                        8,409,000                                                  13.13%

Edward C. Johnson 3d (1)

     82 Devonshire Street

     Boston, Massachusetts 02109

    H&PIDC (2)                                                                          8,000,000                                                  12.49%
         1437 South Boulder Avenue

     Tulsa, Oklahoma 74119

Columbia Wanger Asset Management, L.P. (3)          5,336,000                                                    8.33%

     227 West Monroe Street, Suite 3000

     Chicago, IL 60606

___________________

(1)

The information set forth above concerning shares of Common Stock beneficially owned by FMR LLC (“FMR”) and Edward C. Johnson 3d (“Johnson”) were obtained from (i) a report prepared by a third party service provider for us and (ii) the Schedule 13G dated February 14, 2008, filed with the SEC by FMR and Johnson. Taking into account our stock split effected in the form of a 100% stock dividend payable July 11, 2008, that Schedule 13G indicated that FMR and Johnson had sole voting power with respect to 1,190,100 shares and sole dispositive power with respect to 9,272,042 shares reported as beneficially owned. We do not have any information with respect to the 863,000 shares of our Common Stock disposed by FMJ and Johnson subsequently to the filing of their Schedule 13G on February 14, 2008.

(2)

Mr. Helmerich, one of our current directors and a director nominee, is President, Chief Executive Officer and a director of Helmerich & Payne, Inc. (“H&P”). Mr. Helmerich, together with other family members and the estate of W.H. Helmerich, deceased, are controlling shareholders of H&P, which has 100% ownership of H&PIDC. H&PIDC currently owns of record and beneficially 8,000,000 shares of our Common Stock. Mr. Helmerich has disclaimed beneficial ownership of the Common Stock owned by H&PIDC. Mr. Dotson, one of our current directors and a director nominee, served as Vice President Drilling of H&P and President of H&PIDC until his retirement in 2006.

(3)	The information set forth above concerning shares of Common Stock beneficially owned by Columbia Wanger Asset Management, L.P. ("Columbia") was obtained from (i) a report prepared by a third party service provider for us and (ii) the Schedule 13G dated January 24, 2008 filed with the SEC by Columbia. Taking into account our stock split effected in the form of a 100% stock dividend payable July 11, 2008, based on that Schedule 13G, Columbia had sole voting power with respect to 6,516,600 shares, shared voting power with respect to 322,000 shares, and sole dispositive power with respect to 6,838,600 shares of our Common Stock. We do not have any information with respect to the 1,503,000 shares of our Common Stock disposed by Columbia subsequently to the filing of its Schedule 13G on January 24, 2008. The information set forth above includes the shares of our Common Stock held by Columbia Acorn Trust, a Massachusetts business trust to which Columbia is an advisor.

APPROVAL OF RELATED PERSON TRANSACTIONS

In accordance with the directive of the Board of Directors, our Audit Committee is responsible for reviewing and approving the terms and conditions of all proposed transactions between us, any of our officers or directors, or relatives or affiliates of any such officers or directors, to ensure that such “related-party” transactions are fair and are in our overall best interest. No transactions requiring approval occurred in fiscal year 2008.

COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the amount of Common Stock beneficially owned as of the close of business on December 31, 2008, by each of our directors, by each of our named executive officers, and by all of our directors and named executive officers as a group. Unless otherwise indicated below, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown.

Name of Director, Named Executive Officer or Group	Shares of Common Stock Beneficially Owned	Percent of Class

Deborah A. Beck	28,488 (2)	(1)
Robert W. Burgess	59,288 (3)	(1)
George S. Dotson	67,488 (3)	(1)
Hans Helmerich	41,288 (3) (4)	(1)
James R. Montague	4,462	(1)
John R. Irwin	253,690 (5)	(1)
James M. Holland	91,574 (6)	(1)
Glen P. Kelley	88,138 (7)	(1)
Alan Quintero	63,932 (8)	(1)
Ronnie L. Hall	14,517 (9)	(1)

All directors and executive officers as a group (13 persons)	756,336 (10)	1.18%

____________

(1)	Less than 1%.
(2)	Includes 22,000 shares which may be acquired upon exercise of options.
(3)	Includes 38,000 shares which may be acquired upon the exercise of options.
(4)	See Note (2) on page 3 under “Principal Shareholders” for more information.
(5)	Includes 223,640 shares which may be acquired upon the exercise of options.
(6)	Includes 66,038 shares which may be acquired upon the exercise of options.
(7)	Includes 76,038 shares which may be acquired upon the exercise of options.
(8)	Includes 54,332 shares which may be acquired upon the exercise of options.
(9)	Includes 11,517 shares which may be acquired upon the exercise of options.
(10)	Includes 567,565 shares which may be acquired upon the exercise of options.

EXECUTIVE OFFICERS

The persons indicated below are our executive officers. The office held, date of first election to that office and the age of each officer as of the close of business on January 5, 2009, are indicated opposite his name.

                                                                                                                            Date of
                                                                                                                               First

Name                                             Offices Held                                    Election                        Age

John R. Irwin                     President and Chief                                  March                            63

                                                          Executive Officer                                        1993

James M. Holland             Chief Financial Officer                             October                          63

                                                         Senior Vice President                                 1988
                                                         and Secretary

Glen P. Kelley                   Senior Vice President -                             October                          60

                                                         Marketing and                                            1988

                                                         Administration

           Alan Quintero                   Senior Vice President -                              June                                45
                                                          Operations                                                 2008

          Ronnie L. Hall                    Vice President -                                         April                                56
                                                         Operations                                                 2008

           Barry Smith                      Vice President -                                         June                                 49
                                                         Technical Services                                   2008

           Randal Presley                  Vice President -                                         June                                 57
                                                         Administrative Services                          2008

           Michael Campbell             Vice President -                                         January                            39
                                                         Controller                                                   2009

No family relationship exists between any of the above executive officers or the nominated directors listed below. All of our executive officers serve at the pleasure of the Board of Directors and may be removed at any time with or without cause. Messrs. Irwin, Holland and Kelly have served as our executive officers during the past five (5) years. Mr. Quintero has served as an executive officer since April 2007 and Mr. Hall has served as an executive officer since April 2008. Mr. Smith and Mr. Presley have served as an executive officer since June 2008. Mr. Campbell has served as an executive officer since January 2009.

Mr. Irwin joined us in July 1979, serving as Operations Manager - Technical Services. He was elected Vice President - Operations in November 1980, Executive Vice President in October 1988, President and Chief Operating Officer in November 1992, and President and Chief Executive Officer in March 1993.

Mr. Holland joined us as Accounting Manager in April 1977. He was elected Vice President - Finance in May 1981 and Senior Vice President, Chief Financial Officer and Secretary in October 1988.

Mr. Kelley rejoined us in January 1983 as Manager of Operations Administration. He was elected Vice President – Contracts and Administration in October 1988 and Senior Vice President – Marketing and Administration in December 2004.

Mr. Quintero joined us in July 1993 as Senior Project Engineer. He was promoted to Manager of Engineering in August 1994 and to General Manager of Engineering in January 2005. He was elected as Vice President – Engineering in April 2007 and Senior Vice-President – Operations in June 2008.

Mr. Hall joined us in February 1995 as Operations Superintendent. He was promoted to Operations Manager in 1997 and to General Manager of Operations in April 2007. He was elected as Vice President – Operations in April 2008.

           Mr. Smith joined us in March 2006 as Manager of Maintenance. He was promoted in January 2008 to General Manager of Technical Services. He was elected as Vice President – Technical Services in June 2008. Prior to joining the Company, Mr. Smith worked 20 years at Transocean of which the last 10 years he served as Corporate Maintenance Manager.

          Mr. Presley joined us in March 1987, holding various positions as Administrative Manager in our international locations, as well as in our corporate offices. He was promoted in May 2006 as General Manager of Administrative Services. He was elected as Vice President – Administrative Services in June 2008.

          Mr. Campbell joined us in March 2001 as our controller. He was promoted in January 2006 to General Manager of Financial Services. He was elected as Vice President – Controller in January 2009.

ITEM 1 - ELECTION OF DIRECTORS

At our Annual Meeting of Shareholders, six (6) directors are to be elected for terms of one year each. All six (6) director nominees are currently serving as directors and are standing for re-election. Although our Second Amended and Restated Bylaws, as amended, provide that the Board of Directors shall consist of seven (7) persons, the Company has not identified a suitable nominee to fill the vacancy on our Board of Directors since a vacancy was created in February 2008. Accordingly, only six (6) persons are nominated for election as directors, and shares may not be voted for a greater number of persons than the number of nominees named.

The persons named in the enclosed form of proxy (James M. Holland and Glen P. Kelley) have advised that they will vote all shares represented by proxies for the election of the six (6) nominees for director listed below, unless authority to so vote is withheld by the shareholder. Such persons will have the discretion to cumulate the votes of the shares represented by proxy, although the exercise of such discretion is not expected. If any of the nominees listed below becomes unavailable for any reason, the shares represented by the proxies will be voted for the election of such person, if any, as may be designated by the Board of Directors.

                                         Present                           Served as
                                         Position                        a Director
                                        with the                         Continuously                Term to

Nominees                      Company                            Since                         Extend to                     Age

Deborah A. Beck          Director                           February                      February                      61
                                                                                       2003                             2010

Robert W. Burgess      Director                           September                   February                      67
                                                                                       1990                             2010

George S. Dotson          Director                           February                     February                      68
                                                                                      1988                              2010

Hans Helmerich            Director                           February                     February                      50
                                                                                       1989                             2010

John R. Irwin                 Director,                          November                   February                     63
                                         President                              1992                           2010
                                         and Chief
                                         Executive
                                         Officer

James R. Montague      Director                                June                       February                     61
                                                                                        2006                           2010

Until her retirement in 2006, Ms. Beck was employed by the Northern Mutual Life Insurance Company for over five (5) years where she served in various executive capacities including Executive Vice President Planning and Technology, Senior Vice President-Insurance Operations, Vice President – New Business, and Vice-President of Policy Benefits. Northwestern Mutual is a leading direct provider of individual life insurance and offers insurance products, investment products and advisory services.

Until his retirement in 1999, Mr. Burgess served for over five (5) years as Chief Financial Officer (Senior Vice President) for CIGNA Investment Division, CIGNA Companies. CIGNA is a diversified financial services company with major businesses in insurance, health care, pensions and investments.

Until his retirement in 2006, Mr. Dotson served for over five (5) years as Vice President Drilling of H&P and President of H&PIDC. H&P is an energy-oriented company engaged in contract drilling.

Currently, and at all times during the previous five (5) years, Mr. Helmerich has served as the President and Chief Executive Officer, as well as a director, of H&P.

Mr. Irwin has been employed by us in various executive capacities for the last twenty-nine (29) years; of which, the last fifteen (15) years he has been President and Chief Executive Officer.

Mr. Montague has been retired at all times during the previous five (5) years. From December 2001 to October 2002, Mr. Montague served as President of Encana Gulf of Mexico, Inc., a subsidiary of Encana Corporation, which is involved in oil and gas exploration and production. From 1996 to June 2001, he served as President of two subsidiaries of International Paper Company, IP Petroleum Company, an exploration and production oil and gas company, and GCO Minerals Company, a company that manages International Paper Company's mineral holdings. Mr. Montague is a director of Penn Virginia Resource Partners (NYSE:PVR), Magellan Midstream Partners (NYSE:MMP), and the non-executive Chairman of the Board of Davis Petroleum Company, a private company.

Board of Director Meetings and Committees

We have standing Audit, Compensation and Human Resources, Executive, and Nominating & Corporate Governance Committees. The following chart shows the current Committee membership and positions of each director:

Director	Audit Committee	Compensation and Human Resources Committee	Executive Committee	Nominating & Corporate Governance Committee
Deborah A. Beck	X	X		X
Robert W. Burgess	X (Chairperson & Financial Expert)	X		X
George S. Dotson	X	X (Chairperson)	X	X
Hans Helmerich			X	X (Chairperson)
John R. Irwin			X
James R. Montague	X	X		X

The Audit Committee members are Ms. Beck and Messrs. Burgess, Dotson and Montague. The Board of Directors has determined that Mr. Burgess is our “Audit Committee Financial Expert” as that term is defined under the applicable federal securities laws and regulations. The Audit Committee functions to review, in general terms, the Company’s accounting policies and audit procedures, and to supervise internal accounting controls. The Audit Committee held six (6) meetings during fiscal year 2008, of which four (4) were telephone conferences. Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which is accessible on our website, www.atwd.com, and available in print to any shareholder who requests it.

The Compensation and Human Resources Committee members, Ms. Beck, Messrs. Burgess, Dotson and Montague, are responsible for administration of our stock incentive plans, and for review and recommendation to the full Board of Directors of all salary and bonus arrangements. During fiscal year 2008, there were thirteen (13) meetings of the Compensation and Human Resources Committee, of which eight (8) were telephone conferences. Our Board of Directors has adopted a written charter for the Compensation and Human Resources Committee, a copy of which is accessible on our website, www.atwd.com, and available in print to any shareholder who requests it.

The Executive Committee composed of Messrs. Dotson, Helmerich and Irwin, communicated as required, normally at least monthly, generally by telephone conference, for review of major decisions and to act as delegated by the Board of Directors. Our Board of Directors has adopted a written charter for the Executive Committee, a copy of which is accessible on our website, www.atwd.com, and available in print to any shareholder who requests it.

The Nominating & Corporate Governance Committee, composed of Ms. Beck and Messrs. Burgess, Dotson, Helmerich, and Montague, is to assist the Board of Directors regarding the appropriate size and composition of the Board of Directors, as well as to monitor and make recommendations regarding the Board of Directors’ performance. The Nominating & Corporate Governance Committee held two (2) meetings during fiscal year 2008. The Nominating & Corporate Governance Committee will consider all director nominees recommended to it, including those recommended by third parties, such as shareholders. Such nominations should be directed to any member of the Nominating & Corporate Governance Committee. A specific process for communication between shareholders and the Nominating & Corporate Governance Committee is accessible on our website, www.atwd.com, under “Investor Information” – “Corporate Governance” – “Contact the Atwood Oceanics, Inc. Board of Directors”. The Nominating & Corporate Governance Committee will evaluate all nominees, for the following:

•	personal qualities such as leadership, statesmanship and responsiveness;
▪	general management qualities such as a global perspective on our business, short term results, strategic thinking and planning, knowledge of our business and preparedness;
▪	financial expertise such as value creation, capital planning, and communications with the financial investment communities; and
▪	qualities relating to the use of human resources such as developing management talent and creating an effective organization.

Our Board of Directors has adopted a written charter for the Nominating & Corporate Governance Committee, a copy of which is accessible on our website, www.atwd.com, and available in print to any shareholder who requests it.

The charters for each of the Audit Committee, the Compensation and Human Resources Committee, and the Nominating & Corporate Governance Committee state that each member must be independent as required by the New York Stock Exchange Listing Standards and as determined by the Board of Directors in its business judgment. No member of the Audit Committee, the Compensation and Human Resources Committee or the

Nominating & Corporate Governance Committee shall have a relationship to the Company that may interfere with the exercise of his or her independent judgment and all members of such committees shall be non-employee directors. The Board of Directors has made a determination that each member of the Audit Committee, Compensation and Human Resources Committee and the Nominating & Corporate Governance Committee is independent and meets the requirements of the charter for the Committee(s) on which he or she serves. The Board of Directors specifically considered the relationship of H&P and H&PIDC to the Company and determined that they are not our affiliates. Based on that fact and other considerations, Mr. Helmerich is also not our affiliate. Prior to his retirement from H&P, the Board of Directors determined that Mr. Dotson was not our affiliate and after his retirement, the Board of Directors determined that Mr. Dotson continues not to be our affiliate.

Our Board of Directors has determined that our President and Chief Executive Officer, John R. Irwin, is not an independent director. Our current independent directors are Deborah A. Beck, Robert W. Burgess, George S. Dotson, Hans Helmerich and James R. Montague. We have a specific process for communications between interested parties and either the Board of Directors as a whole or the non-management members of the Board of Directors, accessible on our website, www.atwd.com, under “Investor Information” – “Corporate Governance” – “Contact the Atwood Oceanics, Inc. Board of Directors”. The interested party may also submit such communications in care of our Secretary, James M. Holland, at the mailing address of our headquarters, which is P.O. Box 218350, Houston, Texas 77218. Each written communication intended for the Board of Directors as a whole or the non-management members of the Board of Directors and received by the Secretary, will be promptly forwarded to the specified party. The interested party may alternatively submit such communications through the MySafeWorkplace system. The MySafeWorkplace system can be contacted via telephone at 1-800-461-9330 or on the internet at www.MySafeWorkplace.com. The interested party should click “Go” on “Make A Report”, choose Atwood Oceanics Management LP as the organization, and then select “Communicate with Non-Management Directors” as the “Incident Type”. The communication process is also further detailed on our website, www.atwd.com, along with other of our corporate governance guidelines, and is available in print to any shareholder who requests it.

Seven (7) meetings of the Board of Directors as a whole were held during fiscal year 2008, of which four (4) were regularly scheduled meetings and three (3) were telephone conferences. Each director attended, during the time of his or her membership, at least 75% of Board of Director and Committee meetings to which he or she was assigned. Additionally, the non-employee members of the Board of Directors held four (4) meetings, of which all were in person. Mr. Helmerich presided over the meetings of the non-employee members of the Board of Directors as our “Lead Independent Director”. The Company does not have a policy with regard to Board of Directors’ attendance at the annual meeting. Last year, one member of the Board of Directors, Mr. Irwin, attended the annual meeting.

Code of Ethics

Included in our corporate governance guidelines detailed on our website, www.atwd.com, and available in print to any shareholder who requests it, is the business conduct and code of ethics we have adopted which is applicable to our Chief Executive Officer and our Chief Financial Officer, Mr. Irwin and Mr. Holland, respectively. We intend to satisfy the disclosure requirement regarding any changes in our code of ethics we have adopted and/or any waiver therefrom by posting such information on our website or by filing a Form 8-K for such event.

Required Vote for Election of Directors

Election as directors of the persons nominated in this Proxy Statement will require the vote of the holders of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION AS DIRECTORS OF THE PERSONS NOMINATED HEREIN.

ITEM 2 - PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS

General

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent auditors for fiscal year 2009. Although it is not required to do so, our Board of Directors wishes to submit the selection of PricewaterhouseCoopers LLP for ratification by our shareholders at the Annual Meeting. Even if this selection is ratified by shareholders at the Annual Meeting, the Audit Committee may in its discretion change the appointment at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders. If our shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider its selection.

Required Vote for Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Auditors

Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors requires the affirmative vote of the holders of a majority of the shares of Common Stock present or requested by proxy and certified to vote of a meeting at which a quorum is present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW AND OBJECTIVES

Atwood Oceanics, Inc. and its subsidiaries (collectively, “Atwood”) is engaged in the international offshore drilling and completion of exploratory and developmental oil and gas wells and related support, management and consulting services.

The offshore drilling industry is highly competitive, with no single offshore drilling contractor being dominant. Competitive pressure is considerable in securing available contracts, in pricing of services and contractual arrangements, and especially significant in hiring talented individuals. The competition for talent in our industry has been steadily intensifying, which makes it increasingly difficult to retain and attract employees on our rigs and in our offices.

In this environment, it is of fundamental importance to the Compensation and Human Resources Committee of the Board of Directors (“the Committee”) to ensure that each element of our compensation program and the total compensation opportunities be administered to enable Atwood to remain competitive, while demanding of our employees the extra effort that returns value to our shareholders. Consistent with this perspective, the primary objective of our compensation program is to provide competitive pay opportunities that are commensurate with Atwood’s performance, that recognize individual initiative and achievements and enable us to retain and attract qualified executive officers who are focused on our goals and long term success.
More specifically, the objectives of the executive compensation program are to:

▪	offer opportunities to motivate and reward performance with respect to Atwood goals and metrics, as well as our performance relative to our competitor companies;

▪	reward each of our executive officers for long-term strategic management and for their individual contributions to enhanced shareholder value;

▪	ensure that the compensation program supports the achievement of our short and long-term strategic plans;

▪	retain and attract key executive officers critical to our long-term success; and

▪	focus the commitment of our executive officers on the long-term interests of shareholders through equity awards.

CONSIDERATIONS

Atwood’s executive compensation program is designed and directed by the Committee and in making compensation determinations relative to our executive officers, we take into account the following important considerations:

Company Results and Individual Performance The Committee believes that the compensation opportunities provided to our executive officers should be closely related to Atwood’s overall results as measured against Atwood goals approved by the Board of Directors each year, and we evaluate each individual’s overall contribution to Atwood’s ongoing and longer term performance. The Committee approves targets for Atwood’s performance, which include safety, operational and financial measures and we also establish incentive compensation targets for each individual executive officer, expressed as percentages of annual base salary. Compensation targets are correlated with competitive market data and provide for differentiation in job responsibilities.

Competitive Benchmarking We consider competitive industry data in making executive pay determinations and our primary competitive market for such determinations includes other companies in the energy industry (oil and gas companies, offshore drilling companies, and other energy services companies) of similar market value, size, operating complexity and growth potential (our “peer group”). The Committee engaged Longnecker & Associates (“L&A”) to assist us in determining, periodically reviewing and updating our peer group for compensation purposes. In fiscal year 2008, the peer group included Parker Drilling Company; RPC, Inc.; Bronco Drilling Company, Inc.; Swift Energy Company; Dril-Quip, Inc.; Petroleum Development Corporation; GulfMark Offshore, Inc.; and Hercules Offshore, Inc. L&A provided studies of competitive information that included peer group information, primarily focusing on salary and annual bonus compensation data, as well as the nature and amount of stock based incentives granted. The information supplied served as a reference for the Committee as it established the recommendations for salary, bonus and amount of stock incentives to be awarded to our executive officers. Atwood’s executive officers did not participate in the selection of L&A.

Overall Philosophy To establish compensation targets for our executive officers, the Committee evaluated the information provided by L&A relative to our peer group, including each element of compensation separately and the total direct compensation (the combined value of annual base salary, annual incentives and long-term incentive grants) for each executive officer. Historically, we have aimed to pay our executives at a level that approximates the 50th percentile of overall total direct compensation for similarly situated executive officers in our peer group. We believe that this compensation philosophy has enabled us to retain and attract quality executive officers while allowing us to keep compensation costs manageable, producing a good return for our shareholders.

From the data and analysis provided by L&A, the Committee concluded that, overall, base salaries and total direct compensation for our executive officers are closely aligned with the 50th percentile of our peer group, and that our process for determining executive compensation is well aligned with shareholder interests. Furthermore, based upon our analysis we believe that our total compensation package remains within our target levels.

Committee Discretion  For fiscal year 2008 and to the extent that the Committee considered the degree to which Atwood goals and metrics were achieved in making annual bonus determinations, we relied on a formula-based approach for determination of the bonus amount related to 50% of each approved bonus target. The Committee then considered the assessment of accomplishments against pre-established individual objectives for the fiscal year. While the Committee has adopted and fully endorses the formula-based approach for a portion of the bonus, we also believe that the exercise of discretion ensures that our executive officers focus on a broader set of factors that ultimately impact shareholder value. We believe that the Committee’s subjective assessment of those factors enables closer alignment of pay levels with talent attraction, motivation and retention needs in a changing competitive environment. Those factors include, but are not limited to, achievement of growth objectives, employee satisfaction, Atwood’s reputation among customers, ensuring retention of critical talent and, especially in the case of the President and Chief Executive Officer, succession planning and leadership development.

ADMINISTRATION AND OVERSIGHT OF THE EXECUTIVE COMPENSATION PROGRAM

Atwood’s executive compensation program is administered by the members of our Committee. The Board of Directors who are members on our Committee are independent as required by the New York Stock Exchange Listing Standards and as determined by the Board of Directors in its business judgment. No member of the Committee has a relationship to the Company that may interfere with the exercise of his or her independent judgment, as such independence is defined by New York Stock Exchange Listing Standards, and all of the Committee members are "non-employee directors" as that term is defined under the Securities and Exchange Commission Rule 16b-3 and "outside directors" as that term is defined for the purposes of the Internal Revenue Code, section 162(m). The Committee currently consists of four members: George S. Dotson, who is the chairman, Deborah A. Beck, Robert W. Burgess and James R. Montague. The Committee’s responsibilities include, but are not limited to, the following:

•	making recommendations to the Board of Directors regarding both long- and short-term incentive compensation and equity-based plans for all employees of the Company;

•	recommending to the Board of Directors the compensation of non-employee directors of the Company;

•	reviewing and approving Atwood goals and objectives relevant to Chief Executive Officer compensation, evaluating the Chief Executive Officer's performance in light of those goals and objectives, and, either as a Committee or together with the other independent directors (as directed by the Board of Directors), determining and approving the Chief Executive Officer's compensation level based on this evaluation;

•	producing a Committee report on executive compensation as required by the Securities and Exchange Commission ("SEC") to be included in the Company's annual proxy statement or annual report on Form 10-K filed with the SEC; and

•	performing such general oversight and investigation functions related to Company compensation inherent to the responsibilities designated in its charter or set forth in resolutions of the Board of Directors.

For fiscal year 2008, the Committee engaged L&A as our professional consultant. The Committee felt it was beneficial to have independent third party analysis and L&A has extensive experience in providing executive compensation advice, including specific experience in the oil and gas industry. The Committee took into consideration the discussions and guidance from L&A, as well as the compensation studies created and assembled by L&A, in the analysis the Committee used in making its competitive compensation decisions. L&A does not provide to the Committee any services or advice on matters unrelated to compensation.

COMPONENTS OF OUR COMPENSATION PROGRAM

In order to achieve the objectives of our compensation program, we have developed a balanced compensation package consisting of salary, annual cash bonus and long-term stock incentive awards. The incorporation of cash and equity elements is intended to balance the reward opportunities associated with short-term performance with the potential for achieving longer term results, as well as with effective retention. The mix of pay elements is relevant to the compensation determinations made by the Committee. The Committee also utilized information provided by L&A in the analysis of each component and the mix of these components as compared to our peer group. In addition, our executive officers are provided with severance and change in control agreements, perquisites and benefits. Each one of these elements of compensation serves a particular purpose, as discussed below.
Base Salary Base salaries compensate our executive officers for services rendered during the fiscal year and salary levels are set in proportion to the job responsibilities of each individual. At the discretion of the Committee, the salaries of our executive officers are generally reviewed following the end of each fiscal year in recognition of individual performance. We seek to compensate for market movement of salaries in our peer group, which is why our starting point for target salary is the 50th percentile of our peer group, although individual circumstances can allow for certain positions to be above or below this percentile.
The salary of the President and Chief Executive Officer is determined by the Committee, whereas the salaries of other executive officers are determined by the Committee with input and recommendations from the President and Chief Executive Officer. In addition to job responsibility and competitive market salary movement, we give consideration to individual performance, to the ordinal rank of pay level for each executive, and to Atwood’s overall financial condition and industry conditions.

Discretionary Annual Incentive Bonus We provide incentive compensation to our executive officers in the form of a discretionary annual bonus relating to safety, financial, operational and individual achievements during the prior fiscal year for the purpose of rewarding and recognizing their contributions toward approved Atwood goals and metrics, encouraging further individual contributions to shareholder value and reinforcing our expectation to retain their capabilities and management skills as appropriate.

The fiscal year 2008 target incentive bonus amounts were determined by the Committee as a percentage of annual base salary and reflect the 50th percentile of the competitive bonus amounts of our peer group as furnished by L&A. These targets ranged in fiscal year 2008 from 10% to 175% for our named executive officers, which targets are based upon achievement of threshold, target, or stretch measures of performance as described herein, and which are designed to place a significant portion of total direct compensation at risk, generally with a greater portion of total compensation at risk the more senior the executive. Target bonus awards are subject to review due to market movement and to pro-rata adjustment due to promotions occurring during the fiscal year or other relevant changes in job responsibilities.

The Committee’s approach is to set a portion equal to 50% of the incentive bonus target to be directly linked to the achievement of strategic, company-wide goals approved previously by our Board of Directors. The final determinations on this portion are based upon the extent to which Atwood’s results for the fiscal year met, failed to meet or exceeded Atwood goals and metrics. Strategic goals and metrics for Atwood include results related to safety, financial performance, operational excellence and financial performance against industry peersas well as objective individual performance, as discussed in the “Analysis” section below.

The remaining 50% of the annual incentive bonus awarded to each executive officer is determined by the Committee’s subjective assessment of a broader set of individual objectives established for each executive officer. The combination of the formula-based and the discretionary portions results in annual incentive bonus decisions for our executive officers that sharpen considerably the focus on Atwood’s performance measures and enabled a closer alignment with competitive norms. The Committee seeks input from the President and Chief Executive Officer on executive officer performance and internal equity for executive officers other than himself.

Long Term Stock Incentive Awards Under the provisions of our shareholder–approved Atwood Oceanics, Inc. 2007 Long-Term Incentive Plan (as amended, the “2007 Plan”), the Committee has the ability to grant options, restricted stock awards, stock appreciation rights and performance units to eligible employees and to grant nonqualified stock options, restricted stock awards, stock appreciation rights and performance units to eligible directors. The 2007 Plan is designed to motivate participants to put forth maximum effort toward Atwood’s success and growth and to enable Atwood to attract and retain experienced individuals who, by their position, ability and diligence, are able to make important contributions to Atwood’s success. The determination of the size and type of award granted is based on the level and contribution of the intended recipient, as well as Atwood’s safety, financial performance and operational results.

Severance and Change In Control Arrangements The Company has established the Atwood Oceanics, Inc. Retention Plan for Certain Salaried Employees (the “Retention Plan”) , which has a one-year term and is adopted annually, as well as Executive Agreements with Messrs. Irwin, Holland, Kelley and Quintero (the “Executive Agreements”), in order to secure the interests of our shareholders in the event of a change-in-control of the Company by encouraging certain valued employees to remain employed with the Company during that period of financial uncertainty preceding and following the change-in-control. Our Executive Agreements only address the terms of executive employment and compensation in the event of a termination of employment in connection with a change-in-control of the Company and not as a result of termination unrelated to such change of control. Likewise, payments made to our other senior executives under the Retention Plan would be on the same basis as other members of management in connection with a change-in-control of the Company.

With respect to the Executive Agreements, in prior years including fiscal year 2007, the Committee considered compensation consultant surveys and reviewed the amounts payable by its peer group to similarly situated executives in the event of a termination of employment in connection with a change-in-control. During fiscal year 2008, the Committee relied on these prior year surveys as, in its determination, there had been no substantive changes in this type of compensation from the prior fiscal year. Following discussions and negotiations of certain terms with the executives, the Committee determined the amounts payable pursuant to the subject agreements at the time of their execution. With respect to the Retention Plan, the Committee again relied on fiscal year 2007compensation consultant surveys and arrangements of other members of its peer group to determine what it believes is competitive for payments to similarly situated employees and accordingly set the amounts payable in the event of a termination of employment in connection with a change-in-control pursuant to the Retention Plan.

We feel that this protection helps minimize turnover of our executive talent and ensures that our executive’s attention remains focused on the Company’s and our shareholders’ interests. The payment provisions in the Executive Agreements are meant to provide the relevant executive an appropriate retention incentive while balancing the value to the Company of such retention beyond a transition period. The payment provisions in the Retention Plan are similarly structured. As a result, the more senior a participant and the longer his or her tenure, the greater the retention payment under the Retention Plan. We believe that seniority and tenure are reflective of the value of our executive talent and services to the Company during a transition period. Other than the Retention Plan and Executive Agreements, there are no severance agreements with our executive officers.

In the event of a change-in-control, any outstanding awards granted to any participant (including our senior executives) under the 2007 Plan or any prior stock incentive plans are immediately fully vested, fully earned and exercisable, if an option, and any restriction period terminates immediately. We believe our senior executives should receive the same treatment as other participants in this regard.

The Committee believes it to be in the best interest of the Company to provide incentives for our senior executives to remain with the Company during a transition period surrounding a change-in-control. However, based upon our history, we have not relied upon employment agreements or other incentives not available to other members of management to retain our senior executives outside of a change-in-control event. Rather, we have addressed retention by focusing on the long-term incentive component of our compensation system. The benefits payable under the Executive Agreements and the Retention Plan with regard to termination of employment in connection with a change-in-control of the Company did not influence the Committee’s decisions with regard to other compensation elements for its executives.

For further information regarding our change-in-control arrangements see “Potential Payments upon Termination or Change-In-Control” on page 26of this proxy.

Perquisites The Company provides each of our named executive officers the benefit of membership to a designated luncheon and exercise facility, subject to their personal election.

Benefits The named executive officers are eligible to participate in the Company’s other benefit plans on the same terms as other employees, except for (1) an increase in medical and life insurance benefits provided by the Company to the named executive officers and (2) participation, along with other executive officers and certain senior management personnel, in the non-qualified Benefits Equalization Plan, a program that allows for tax-deferred contributions in excess of the allowable amounts permitted under our normal retirement savings plan, or 401(k) plan.

The 401(k) plan is a defined contribution plan qualified under the applicable provisions of the Internal Revenue Code. Employees must contribute from 1% to 5% of their earnings as a required contribution (“the basic contributions”). Atwood makes contributions to the Plan equal to twice the employees' basic contributions.

The benefits provided through elective participation in the Benefits Equalization Plan are secured through a Rabbi Trust in line with the provisions of the plan and all vested amounts must be withdrawn in a participant’s elective period not to exceed ten years commencing six months after termination of employment.

The increased medical and life insurance benefits offered to our named executive officers respond to competitive considerations and to the importance of each of them to Atwood’s long term success.

ANALYSIS

In determining executive compensation for fiscal year 2008, as noted above, the Committee relied upon:

•	the evaluation of fiscal year results against approved Atwood goals and metrics and assessment of individual performance;

•	competitivepeer group and metrics peer group information furnished by L&A;

•	consideration of the elements of our compensation package and their mix in the value of total direct compensation; and

•	Committee discretion, as appropriate.

Base salaries are set on a calendar year basis in accordance with Atwood-wide accounting and payroll policies, and for executive officers are typically set in the first quarter of each fiscal year.   When setting base salaries for calendar year 2009, which are effective January 1, 2009, the Committee generally considered individual performance and competitive information provided by L&A relative to the 50th percentile of the benchmark data, including an overall 5% upward market movement. The salaries for benchmark positions comparable to those of our named executive officers represent in general less than 30% of the overall total direct compensation and we also sought to maintain for our executive officers a close relationship with that proportion. In addition, the salaries for Mr. Quintero and Mr. Hall were also adjusted during fiscal year 2008 in connection with promotions to their current positions. We believe that the base salary levels set for our executive officers support the objectives of our compensation program. Overall, salary increases for the named executive officers as a group were set in the range of 4.8 to 5.7 percent as follows:

Name	Title	Calendar Year 2009 Salary	Percent Increase from Calendar Year 2008
John R. Irwin	President and CEO	$504,000	5.0%
James M. Holland	SVP and CFO	$296,000	5.7%
Glen P. Kelley	SVP Marketing and Administration	$286,600	5.0%
Alan Quintero	SVP Operations	$274,300	4.8%
Ronnie L. Hall	VP Operations	$244,700	4.9%

Relative to the performance measures applied across the organization in fiscal year 2008 and which are considered for annual incentive bonus determinations, the following steps were generally followed:

Step 1: Approval of Atwood Goals and Metrics.

Recommendations were made by the President and Chief Executive Officer at the beginning of fiscal year 2008 for Atwood’s goals and metrics and these recommendations were subsequently reviewed as appropriate and endorsed by the Committee. The approved goals and metrics underscore Atwood’s commitment to safety leadership, to drive operational performance in line with customers’ expectations and to deliver financial performance that compares favorably with that of peer companies in the industry over time. For each performance measure, the Committee established appropriate metrics and specific targets for those metrics as shown below and each metric was associated with a minimum threshold level, a target level and a “stretch” level of possible achievement. Each performance measure also was assigned a weight to reflect the priorities adopted by the Committee to balance the focus on achieving our goals while continuing to operate the Atwood fleet at the highest standards.

PERFORMANCE MEASURES	METRICS	FISCAL YEAR 2008			WEIGHT
		Threshold	Target	Stretch
Safety, Health, Environment and Security	The number and severity of safety, operational and/or security incidents, with primary focus on recordable incidents measured against the industry benchmark of geographically-weighted offshore Total Recordable Incident Rate ( “TRIR” ) and on year-to-year trends	TRIR 1.37	TRIR 1.13	TRIR 0.71	25%
Financial Performance	EBITDA – Pro-forma earnings before Interest, Taxes, Depreciation and Amortization (in Millions)	$223	$279	$349	25%
	ROE – Return on Equity	25%	29%	35%	10%
	Comparative financial results against the performance of industry peers, with primary focus on ROE, Operating Margins, Income Tax Rate and Stock Price Performance	3rd Quartile	Top Half	1st Quartile	15%
Operational Performance	Includes rig downtime and rig utilization. Primary focus on Total Downtime (TD) as percentage of total operational hours	TD < 4%	TD 3%	TD < 1.5%	10%
		100% Rig Utilization
Individual Objectives	As approved by the Committee, including recommendations from the President and Chief Executive Officer relative to individual objectives for other executive officers				15%

For benchmark comparison purposes in fiscal year 2008, the Committee evaluated the above measures for financial performance against the following “metrics peer group”: Diamond Offshore Drilling, Inc.; ENSCO International, Inc.; Noble Corporation; Pride International, Inc.; Rowan Companies, Inc.; and Transocean, Inc. The Committee believes that each of these companies is associated with revenue levels that may be significantly higher than Atwood’s, as well as with substantially larger rig fleets and with greater market capitalization. However, the Committee has considered the fundamental features of their rig operations, safety focus, client services, competitive conditions and financial drivers as providing adequate and consistent references to select them as valid comparators for the purpose of evaluating comparative financial performance.

In connection with the establishment of the above measures and after consideration of information provided by L&A regarding the metrics peer group and the Committee’s own determination of appropriate incentives targets to encourage achievement of such measures, the Committee established bonus target multipliers of calendar year base salary tied to achievement of the threshold, target or stretch measures.Calendar year base salary was used for administrative ease as that is the amount generally used for determination of bonuses for Atwood employees and payroll is based upon a calendar year. The multipliers for the named executive officers are as follows:

MULTIPLIER OF 2008 CALENDAR YEAR BASE SALARY FOR EACH NAMED EXECUTIVE OFFICER(A)
Metrics Achievement Level	John R. Irwin	James M. Holland	Glen P. Kelley	Alan Quintero	Ronnie L. Hall
Threshold	20%	15%	10%	10%	10%
Target	85%	65%	65%	60%	47.5%
Stretch	175%	150%	150%	125%	110%

(A)     Calendar year base salaries for each of the named executive officers is as follows:

     John R. Irwin              $480,000
     James M. Holland     $280,000
     Glen P. Kelley            $273,000
     Alan Quintero            $261,800
     Ronnie L. Hall            $233,310

To determine a particular metric calculation, the Committee determined whether Atwood had met the threshold, target or stretch level and then used the multiplier of calendar year base salary for each executive officer, based upon the level achieved. For example, in the case of Mr. Irwin, if a metric measure weighted at 25% was met at the stretch level, then, 25% of the calculation of the metrics-based portion of his bonus would be based upon 175% of his 2008 base salary.

In the case that a metric was attained in between achievement levels, the Committee made an incremental adjustment. For example, where the target level was exceeded, but the stretch level was not obtained, the difference between the two levels was calculated as a percentage and multiplied by the difference in the multiplier of base salary between the two levels. That additional amount was added to the bonus amount determined for achievement of the target level. For example, in the case of Mr. Irwin, if a metric measure exceed the target by 10%, but did not achieve the stretch measure, the overall incremental amount above the calculation for achievement of the target would be 9% calculated as 10% multiplied by 90 (175 less 85).

Step 2: Evaluation of Performance Results Relative to Atwood Approved Goals and Metrics

The Committee established targets for the approved strategic performance metrics and reviewed Atwood’s overall performance against those targets as follows:

Safety, Health, Environment and Security

Total Recordable Incident Rate Atwood’s target TRIR for fiscal year 2008 was set at 1.13, or 10% below the 2007 average TRIR of 1.25 reported by the International Association of Drilling Contractors (“IADC”) and full achievement of this target was assigned an overall weight of 25%. Atwood concluded fiscal year 2008 with a 40% decrease in the number of recordable incidents from the previous year and an overall TRIR of 1.05, well below the comparable industry benchmark. As the TRIR achieved was between the target and stretch amount, the bonus amount attributable to this metric was increased 19% above the target bonus per the calculation method discussed above for each named executive officer.

Financial Performance

EBITDA The EBITDA target for fiscal year 2008 was $279,000,000 with an overall weight of 25% assigned to full achievement of this target. Atwood achieved actual EBITDA of $280,000,000 which exceeded the target by less than 1%, but represented an increase of 45% over the results achieved in the previous fiscal year, and a historical level of financial performance for Atwood. The Committee awarded the full bonus amount attributable to this metric based upon achievement of the target level, with no upward adjustment due to the very small difference between target and actual levels.

Return on Equity The ROE target of 29% set for fiscal year 2008 was intended to improve over the actual 26% ROE achieved in fiscal year 2007. Achievement of this target was given an overall weight of 10%. Atwood posted actual ROE of 30% for fiscal year 2008, representing 3% in excess of the target and an increase of 15% over the fiscal year 2007 actual. As ROE was between the target and stretch amount, with a 17% incremental positive difference, the bonus amount attributable to this metric was adjusted upward from that awarded for achieving the target per the calculation method discussed above for each named executive officer.

Comparative Financial Results For fiscal year 2008, the Committee selected ROE, operating margins, income tax rate and stock price performance for the purpose of comparing Atwood with its metrics peer group. The overall target was set at a level reflecting the performance of the top half of the metrics peer group. An aggregate weight of 15% was assigned to full achievement of this target. Actual fiscal year 2008 results maintained Atwood in an overall favorable position when compared against industry peers on ROE (Atwood achieved ROE of 30% and ranked #4 of 7 companies), stock price performance (Atwood posted a negative stock price change of 4.9 and ranked #3 of 7 companies), income tax rate (Atwood posted 12% achieved income tax rate and ranked #1 of 7 companies) and operating margins (Atwood achieved operating margins of 58.9% and ranked #4 of 7 companies). The Committee awarded the full bonus amount attributable to this metric based upon achievement of the target level.

Operational Performance

Rig Downtime and Rig Utilization Rig downtime is measured generally in terms of the combined number of operating hours paid at repair and at zero rate excluding periods involving planned maintenance, operational incidents, inspections and certain other periods not within management’s control, as a proportion of total operational hours for the fiscal year. Certain customer sources have established downtime standards of approximately 2% for bottom-supported rigs and of approximately 4% for floating rigs. Atwood has a mix of bottom-supported and floating rigs. The Committee set a downtime target of 3% and a utilization target of 100% and assigned a weight of 10% to full achievement of these targets. Atwood achieved 100% rig utilization in fiscal year 2008, the same as in fiscal year 2007, and total downtime was 2.65% of total operational hours, which represented a slight increase over the 2.30% downtime recorded in fiscal year 2007, but the results remained better than target by approximately 12%. As the rig downtime and rig utilization was between the target and stretch amount, with a 23% incremental positive difference, the bonus amount attributable to this metric was adjusted upward from that awarded for achieving the target per the calculation method discussed above for each named executive officer.

At the end of fiscal year 2008, the Committee completed its evaluation of the results and weights discussed above to ensure that the formula-driven incentive bonus determinations intended to reward the performance and contributions of our executive officers were appropriate and commensurate with the accomplishments posted. In addition, the Committee reviewed the market survey information provided by L&A to ensure that the incentive bonus amounts resulting from this evaluation fully support our compensation philosophy and are closely aligned with shareholder interests.

Measured from the broader perspective of the strategic growth initiatives undertaken by Atwood and the specific progress made towards the completion of the ATWOOD AURORA and the planned addition of 2 semisubmersibles, by the continuing success of management’s efforts to retain and attract quality talent and by the sustained effectiveness in maintaining the positive standing of Atwood with clients and other stakeholders, the Committee believes that fiscal year 2008 was one of the most successful in Atwood’s history. Fortune Magazine listed Atwood as #8 in its 2008 annual list of America’s 100 Fastest Growing Companies and Forbes ranked Atwood as #35 in its 2008 annual list of America’s Best 200 Small Companies.

The incentive bonus amounts awarded to each named executive officer for the formula-based portion of the bonus (other than with regard to individual objectives which are discussed below) are as follows:

John R. Irwin	James M. Holland	Glen P. Kelley	Alan Quintero	Ronnie L. Hall
$193,485	$87,906	$85,764	$74,643	$53,683

See below for information regarding the individual performance and related bonus determinations.

Step 3: Review of Individual Performance

At the beginning of fiscal year 2008, the President and Chief Executive Officer made recommendations to the Committee relative to the individual objectives for each executive officer other than himself based upon the responsibilities assigned to each executive. These objectives guided the actions and initiatives taken by the executive officers to benefit Atwood’s long term goals and included both objective factors such as the executive officer’s role in achieving the goals and metrics considered in the formula-based portion of the bonus discussed above and discretionary factors such as executive development and succession, employee satisfaction, and reputation among customers. The Committee set the individual objectives for the President and Chief Executive Officer. The full achievement of individual objectives was given a weight of 15%with regard to the formula-based portion of the incentive bonus and a weight of 50% with regard to the discretionary portion of the incentive bonus.

In evaluating individual executive officer results for both the formula-based portion and the discretionary portion of the incentive bonus, as appropriate, and pursuant to specific compensation determinations under the approach adopted by the Committee, the Committee also gave consideration to relevant factors such as the industry environment, the degree of difficulty in achieving distinctive performance, talent retention, Atwood’s image within the industry and reputation among its customers, the degree of responsibility and position each executive officer holds within the Company, time in position and individual career potential.

See below “Chief Executive Officer Compensation” for a discussion of Mr. Irwin’s compensation.

Mr. Holland

In his capacity as Chief Financial Officer and Senior Vice President, Mr. Holland is primarily responsible for financial matters such as establishing cash flow and earning estimates, and maintaining internal financial controls and other associated matters that affect the ability of Atwood to meet its financial, taxation, reporting and compliance targets, requirements, and commitments. Individual objectives applicable to him included:

1.	the efficient and effective management of Atwood’s cash position, debt and banking relationships;

2.	effective management of receivables;

3.	representing Atwood to the investment community; and

4.	implementing leadership development initiatives.

Mr. Holland ensured the delivery of significant shareholder value by assisting Atwood in meeting its financial targets and analysts’ quarterly earnings estimates, and by successfully representing Atwood to the investment community. He managed banking relationships efficiently, made measurable progress on career development plans for the General Manager, Financial Services and Regional Accounting Managers, and exceeded expectations relative to requirements on compliance, audit, reporting and taxation. For the individual objectives metric in the formula-based portion of the bonus, the Committee considered the first two objectives listed above and determined Mr. Holland should receive 8% of the bonus amount attributable to this metric. The Committee considered the remaining objectives and determined Mr. Holland should receive 160% of the discretionary portion of his bonus. The Committee considered these results and, upon review of Mr. Holland’s performance and the input received from Mr. Irwin, positioned Mr. Holland’s bonus at a combined multiple of 1.4 times the target amount. The Committee recommended to the Board of Directors, and the Board of Directors approved, a total annual incentive bonus to Mr. Holland of $255,000, including both the formula-based portion and the discretionary portion of the bonus determination.

Mr. Kelley

Mr. Kelley, Senior Vice President, Marketing and Administration, is primarily responsible for contractual and marketing matters that affect operational targets including rig utilization and operating margin. His individual objectives included:

1.	rig utilization and rig downtime;

2.	operating margin;

3.	ensuring effective management of receivables;

4.	satisfying all expectations relative to global client relationships, contracts and marketing efforts;

5.	managing risk coverage and insurance programs pursuant to Atwood’s contract activities;

6.	maintaining a positive reputation for Atwood with clients and other stakeholders; and

7.	succession planning efforts.

Mr. Kelley satisfied all expectations relative to marketing efforts, contracts, client relationships, rig utilization, rig downtime, and operating margin, including successful contract results for the new build ATWOOD AURORA. He met expectations on the effective management of receivables and exceeded expectations on maintaining a positive reputation for Atwood with clients and other stakeholders. Mr. Kelley administered successfully Atwood’s insurance programs. Mr. Kelley did not achieve the expected progress relative to succession planning. For the individual objectives metric in the formula-based portion of the bonus, the Committee considered the first three objectives listed above and determined Mr. Kelley should receive 10% of the bonus amount attributable to this metric. The Committee considered the remaining objectives and determined Mr. Kelley should receive 126% of the discretionary portion of his bonus. The Committee considered these results and, upon review of Mr. Kelley’s performance and the input received from Mr. Irwin, positioned Mr. Kelley’s bonus at a combined multiple of 1.24 times the target amount. The Committee recommended to the Board of Directors, and the Board of Directors approved, a total annual incentive bonus to Mr. Kelley of $220,000, including both the formula-based portion and the discretionary portion of the bonus determination.

Mr. Quintero

Mr. Quintero was promoted from his previous position of Vice President, Engineering to Senior Vice President, Operations effective June 2008. For the first part of fiscal year 2008, his individual objectives as Vice President, Engineering included:

1.

ensuring that all aspects of the ATWOOD AURORA project were planned and executed efficiently and effectively, including client relations, shipyard activities, contracts, budget, development and technical requirements;

2.	expanding the pool of engineering professionals and maintaining high levels of professional standards; and

3.	employee retention and morale in the Engineering Department.

As Senior Vice President, Operations, Mr. Quintero’s individual objectives included:

1.	providing successful oversight to the Operations, Technical Services and Engineering departments;

2.	achieving positive overall fleet financial, safety and operational results with particular focus on the targets for the strategic metrics associated with these accountabilities;

3.	developing future business growth opportunities for Atwood, including that for the ATWOOD AURORA and the new semisubmersible projects;

4.	ensuring effective implementation of organization changes;

5.	maintaining a positive reputation for Atwood with clients and other stakeholders; and

6.	leadership development activities.

Mr. Quintero met expectations on ensuring efficient management of new semisubmersible projects and the ATWOOD AURORA, including client relations, shipyard activities, contracts, budget, development and technical requirements as well as developing future growth activities for Atwood, including that for the ATWOOD AURORA and the new semisubmersible projects. He filled the key position of Engineering Manager with an internal candidate and exceeded expectations on expanding the pool of professional engineers for current and future needs. He met expectations on achieving positive overall fleet financial, safety and operational results and exceeded expectations on maintaining a positive reputation for Atwood with clients and other stakeholders. Mr. Quintero also met expectations with regard to employee retention and morale in the Engineering Department. As part of his oversight of Operations, Technical Services and Engineering departments and as a leadership activity, he provided leadership to a team of Atwood managers evaluating the feasibility of improvements under consideration for Atwood’s global information technology infrastructure. Mr. Quintero has shown progress in ensuring that organization changes are executed smoothly to achieve downtime, marketing, financial and fleet maintenance targets and commitments. For the individual objectives metric in the formula-based portion of the bonus, the Committee considered the first two objectives as Vice President, Engineering and the first three objectives as Senior Vice President, Operations as listed above, and determined Mr. Quintero should receive 7% of the bonus amount attributable to this metric. The Committee considered the remaining objectives and determined Mr. Quintero should receive 94% of the discretionary portion of his bonus. The Committee considered these results and, upon review of Mr. Quintero’s performance and the input received from Mr. Irwin, positioned Mr. Quintero’s bonus at a combined multiple of 1.05 times the target amount. The Committee recommended to the Board of Directors, and the Board of Directors approved, a total annual incentive bonus to Mr. Quintero of $165,000, including both the formula-based portion and the discretionary portion of the bonus determination.

Mr. Hall

Mr. Hall was promoted from his previous position of General Manager, Operations to the role of Vice President, Operations effective April 2008. He provides leadership to fleet operations, ensuring the successful attainment of approved safety, financial, rig utilization and personnel related objectives and targets. His individual objectives included:

1.	filling key positions in rig operations and operations support;

2.	achieving overall fleet financial results relative to operational and manning costs;

3.	identifying and implementing steps to strengthen safety, incident prevention, training and supervisory development processes;

4.	driving operational excellence to achieve positive feedback on rig performance and personnel from key clients; and

5.	maintaining a positive reputation for Atwood with clients and other stakeholders.

Mr. Hall met expectations relative to overall operational results, including rig utilization, downtime rate and safety performance and achieving positive cash flow relative to the ATWOOD SEAHAWK. His efforts led to measurable improvement in TRIR compared to our fleet’s performance in the previous year and our overall rig downtime rate was maintained below 3%. Mr. Hall remains focused on safety performance to further reduce the number of recordable incidents in line with approved Atwood goals and metrics. For the individual objectives metric in the formula-based portion of the bonus, the Committee considered the first three objectives listed above and determined Mr. Hall should receive 9% of the bonus amount attributable to this metric. The Committee considered the remaining objectives and determined Mr. Hall should receive 94% of the discretionary portion of his bonus. The Committee considered these results and, upon review of Mr. Hall’s performance and the input received from Mr. Irwin, positioned Mr. Hall’s bonus at a combined multiple of 1.08 times the target amount. The Committee recommended to the Board of Directors, and the Board of Directors approved, a total annual incentive bonus to Mr. Hall of $120,000, including both the formula-based portion and the discretionary portion of the bonus determination.

The following table sets forth the total bonus amounts for each named executive officer based upon the formula-based portion of the bonus, broken down into Atwood-wide goals and metrics versus individual objectives, and the discretionary portion of the bonus.

COMPONENTS OF THE ANNUAL INCENTIVE BONUS
Executive Officer	Formula-based Component		Discretionary Component	Total Bonus Amount
	Atwood-wide Goals and Metrics	Individual Objectives
John R. Irwin	$193,485	$30,715	$306,800	$531,000
James M. Holland	$87,906	$21,294	$145,800	$255,000
Glen P. Kelley	$85,764	$22,936	$111,300	$220,000
Alan Quintero	$74,643	$10,957	$79,400	$165,000
Ronnie L. Hall	$53,683	$10,917	$55,400	$120,000

Step 4: Incentive Bonus Determinations

To arrive at the formula-based portion of the bonus amounts, the value achieved by Atwood on each metric as a proportion of target was multiplied by the weight factor and the resulting figure was used as a multiplier applied to 50% of the bonus target established for each individual executive officer, allowing for proration, where appropriate, to reflect the portion of the year that they served in the respective current positions, such as in the cases of Mr. Quintero and Mr. Hall. The final formula-based portion of the bonus resulting from the evaluation of Atwood’s results ranged from a minimum multiple of 0.54 times the bonus target to a maximum multiple of 0.61 times the bonus target. The discretionary portion based upon subjective measures, as discussed further below, for each individual named executive officer ranged from a minimum multiple of 0.5 times the bonus target to a maximum multiple of 0.8 times the bonus target.

Name	Formula-Based Portion As Multiple of Target	Discretionary Portion As Multiple of Target	Bonus as Multiple of Target
John R. Irwin	0.55	0.75	1.30
James M. Holland	0.60	0.80	1.40
Glen P. Kelley	0.61	0.63	1.24
Alan Quintero	0.54	0.51	1.05
Ronnie L. Hall	0.58	0.50	1.08

By adding the formula-based portion and the discretionary-based portion, the final multiple of target was determined, and incentive bonus awards ranged from a multiple of 1.05 times the bonus target to a multiple of 1.4 times the bonus target (rounded to the nearest $ thousand) as follows:

Name	Title	Incentive Bonus Awarded in December 2008	Bonus as Multiple of Target
John R. Irwin	President and CEO	$531,000	1.30
James M. Holland	SVP and CFO	$255,000	1.40
Glen P. Kelley	SVP Marketing and Administration	$220,000	1.24
Alan Quintero	SVP Operations	$165,000	1.05
Ronnie L. Hall	VP Operations	$120,000	1.08

The amount and relative percentages for the formula-based and discretionary portions of the total incentive bonus for each of the named executive officers are as follows:

COMPONENTS OF THE ANNUAL INCENTIVE BONUS
Executive Officer	Formula-based Component		Discretionary Component		Bonus Amount
John R. Irwin	$224,200	42%	$306,800	58%	$531,000
James M. Holland	$109,200	43%	$145,800	57%	$255,000
Glen P. Kelley	$108,700	49%	$111,300	51%	$220,000
Alan Quintero	$85,600	52%	$79,400	48%	$165,000
Ronnie L. Hall	$64,600	54%	$55,400	46%	$120,000

Step 5. Alignment with Competitive Market Norms

The Committee’s incentive bonus recommendations were endorsed by L&A upon review of relevant competitive information, including analysis of incentive and performance-related bonus amounts paid by our peers for comparable jobs at the 50th percentile level and of the proportion represented by bonus amounts in the total direct compensation for each benchmark job. The bonus amounts recommended by the Committee are set in close alignment with the 50th percentile of the market data and the proportion represented by the bonus amounts as a percentage of the total direct compensation remains closely correlated and within the overall competitive range. The Committee believes that the recommended fiscal year 2008 incentive bonus awards support the objectives of our compensation program.

The Committee also awarded restricted stock and stock options to our executive officers in line with competitive market norms. Rather than rewarding past performance, these awards were primarily designed to tie a portion of each executive officer’s compensation to long-term future performance of Atwood. The grants were made using as a reference the value of competitive grants at the 50th percentile of the market and the overall value of total direct compensation for benchmark jobs comparable to those held by our executive officers, as per the information provided by L&A.

In view of the unprecedented level of volatility prevailing in the stock market in the months prior to the date of grant and its impact on the market price of our Common Stock, the Committee sought the advice of L&A on industry trends relative to stock-based compensation. Our approach, which estimated the number of shares underlying each award at a normalized price, is intended to balance volatility, retention needs, expected Atwood performance and close alignment of individual performance with the interest of shareholders. The Committee used a normalized price of $30 per share of Common Stock based upon the foregoing considerations.  The normalized price exceeded the fair market value of $14.65 per share of Common Stock on the date of grant of any stock-based awards. This led to awards of fewer shares than would have been awarded if the market price on the date of award had been used.

The dollar value of the stock grants approved by the Committee was intended to reflect a close correlation with the 50th percentile of the market for each executive officer. In addition, the Committee set the individual grant values to reflect (a) the level of responsibility of each executive officer and his potential impact on long term success of the business, (b) the intent to encourage distinctive levels of long term performance and contributions, (c) talent retention considerations as appropriate, and (d) time in position. To calculate the number of shares to be granted, this dollar value was allocated to restricted stock and stock options on a one-to-one ratio. The number of shares of restricted stock was obtained by dividing an amount equal to 50% of the combined dollar value of the grant by the normalized price. The number of shares underlying the stock option resulted from dividing an amount equal to 50% of the combined dollar value of the grant by the Black-Scholes value applicable to the normalized price. Upon calculation of the total number of shares for each executive officer, all actual grants were made with all shares priced at the fair market value on the date of grant.

We consider stock ownership by management through stock-based compensation arrangements beneficial in aligning management’s and shareholders’ interest, and the value of these awards will increase or decrease based upon the future price of our Common Stock. The vesting schedule for restricted stock will be 100% of the total number of shares vesting at the end of the third year from the date of grant; the vesting schedule for non-qualified stock options will be at the rate of 25% of the total vesting at the end of the first, second, third and fourth year from the date of grant respectively, in accordance with the provisions of the 2007 Plan.

The Committee recommended granting long-term incentive awards to our named executive officers as follows:

Name	Stock Options Awarded in December 2008	Restricted Stock Awarded in December 2008	Total Underlying Shares
John R. Irwin	43,930	20,500	64,430
James M. Holland	21,400	10,000	31,400
Glen P. Kelley	14,300	6,700	21,000
Alan Quintero	15,600	7,300	22,900
Ronnie L. Hall	8,900	4,200	13,100
TOTAL	104,130	48,700	152,830

Pursuant to succession planning, the Committee granted to a group of 7 managers and engineers special one-time awards of restricted stock in order to encourage retention. These awards have four year vesting and may not be accelerated for any reason other than change-in-control. The total number of shares underlying those awards is 16,100.

Chief Executive Officer Compensation

For Mr. Irwin, in his capacity as President and Chief Executive Officer, the Committee established a number of individual objectives and initiatives, including:

1.	achieving cash flow, earnings estimates and other financial targets;

2.	identifying and implementing steps to achieve TRIR target or better;

3.	ensuring that the fleet maintained an overall downtime of 3% or lower;

4.	achieving effective completion of the ATWOOD AURORA as planned;

5.	filling key positions in Safety, Health, Environment and Security, Operations, Marketing and Administration;

6.	satisfying all expectations relative to global client relationships, contracts and marketing efforts;

7.	managing the new semisubmersible projects;

8.	actively representing Atwood before clients, market analysts and other stakeholders;

9.	leading the development of long term strategy in close alignment with the Board of Directors; and

10.	achieving goals of the Board of Directors relative to executive development and succession.

Under Mr. Irwin’s guidance, Atwood achieved fully the cash flow, earnings estimates and other financial targets set by the Board of Directors with an overall downtime rate of under 3%, and Mr. Irwin successfully led efforts to decrease the number of reportable safety incidents based upon the TRIR. Mr. Irwin provided leadership to Atwood’s long term strategies, particularly its newbuild program, resulting in the effective completion of the ATWOOD AURORA as planned and the planned addition of two semisubmersible rigs to the Atwood fleet. Mr. Irwin satisfied all expectations relative to global client relationships, contracts, and marketing efforts as well as in his representation of Atwood before clients, market analysts and other stakeholders. Key clients provided positive feedback on rig performance, and Atwood filled key positions in Operations and other areas under Mr. Irwin’s leadership. The promotions of Mr. Quintero and Mr. Hall to their respective roles in 2008 underscore the efforts made towards leadership development and succession; however, key positions remain to be filled. Mr. Irwin has endorsed and participates in the implementation of a leadership succession process undertaken by the Board of Directors. The Committee considered these factors in its subjective evaluation to determine the discretionary portion of Mr. Irwin’s annual bonus award.

The Committee considers that, generally, and compared with the pay levels for other named executive officers, Mr. Irwin’s compensation should be set higher, commensurate with his greater responsibilities in the management of Atwood and in line with his role in setting the strategic direction and corporate objectives of the business. We considered both his individual performance and also the individual performance of his direct reports, including the other named executive officers. As Chief Executive Officer, the Committee believes that it is appropriate to hold him accountable for the performance of his direct reports in addition to his own performance.

Mr. Irwin’s compensation is otherwise determined in the same manner as the other executive officers except that the Committee places a continuing emphasis on succession planning and executive development when determining Mr. Irwin’s compensation package. In establishing Mr. Irwin’s base salary for fiscal year 2009, the Committee assessed his base salary in light of Atwood’s performance in fiscal year 2008, reviewed appropriate market information provided by L&A and evaluated his individual performance.

The Committee considered that Mr. Irwin’s base salary, based on the data furnished by L&A, was below the market 50th percentile. Consequently, the Committee approved a salary increase to be effective on January 1, 2009 of approximately 5%, which would bring his salary level within the range of the 50th percentile of the market.
Mr. Irwin was awarded an annual incentive bonus set at a multiple of 1.3 times his target based on Atwood’s overall performance, his individual performance and the performance of those who report directly to him. The formula-driven portion of his bonus reflects a multiple of 0.55 times the target amount, with 85% of such calculation based upon Atwood’s overall performance and 15% based upon his individual objectives, which takes into consideration the performance of his direct reports. The Committee determined that Mr. Irwin should receive 6% of the bonus amount attributable to the individual portion of the formula-based metrics. The discretionary portion reflects a multiple of 0.75 times his target amount, reflecting the Committee’s subjective assessment of Mr. Irwin’s performance on his individual goals for fiscal year 2008.

The Committee recognizes that Atwood attained positive financial results in 2008 and notwithstanding the uncertainty affecting the global financial markets and the conditions currently prevailing in our industry, we believe that the combined strength of Atwood’s performance in fiscal year 2008 and the expanded capability of Atwood with the addition of the ATWOOD AURORA in fiscal year 2009 will continue to provide the potential for sustained improvement in cash flows. In view of these considerations and of Mr. Irwin’s leadership in achieving operating results and major strategic accomplishments, the Committee in December 2008 also awarded Mr. Irwin stock options to purchase 43,930 shares of Common Stock plus a restricted stock award of 20,500 shares of Common Stock. The Committee also based this award on its subjective assessment of Mr. Irwin's performance as Chief Executive Officer and President as well as his service as a Company director.

The total direct compensation for Mr. Irwin as determined by the Committee was compared to appropriate benchmark information provided by L&A, resulting in a close correlation between the total estimated value of the package provided to Mr. Irwin and comparable market data. L&A endorsed the Committee’s recommendations relative to Mr. Irwin’s compensation.

A summary of compensation decisions relating to our named executive officers by the Committee during the first quarter of fiscal year 2009 based upon fiscal year 2008 performance and with regard to salary and based upon future performance with regard to stock incentive awards is as follows:

Name	Calendar Year 2009 Base Salary	Total Bonus Paid in December 2008	Grant Date Value of Restricted Stock Award in December 2008	Grant Date Value of Stock Option Awards in December 2008	TOTAL
John R. Irwin	$504,000	$531,000	$300,300	$252,600	$1,587,900
James M. Holland	$296,000	$255,000	$146,500	$123,100	$820,600
Glen P. Kelley	$286,600	$220,000	$98,200	$82,200	$687,000
Alan Quintero	$274,300	$165,000	$106,900	$89,700	$635,900
Ronnie L. Hall	$244,700	$120,000	$61,500	$51,200	$477,400

Tax Considerations

Section 162(m) of the Internal Revenue Code provides that certain compensation to certain executive officers in excess of $1 million annually will not be deductible for federal income purposes. During fiscal year 2008 none of our executive officers received Section 162(m) compensation that exceeded the $1 million annual limit.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation and Human Resources Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis included in its proxy statement. Based on that review and discussion, the Compensation and Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Submitted by the Compensation and Human Resources Committee of the Board of Directors:

George S. Dotson - Chairman of the Compensation and Human Resources Committee

Deborah A. Beck - Compensation and Human Resources Committee Member

Robert W. Burgess - Compensation and Human Resources Committee Member

James R. Montague - Compensation and Human Resources Committee Member

COMPENSATION OF MANAGEMENT
SUMMARY COMPENSATION TABLE
							Change in
							Pension
							Values and
							Non-qualified
						Non-equity	Deferred
Name and	Fiscal			Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation	Earnings	Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)

John R. Irwin
President and Chief	2008	470,930	520,000	503,000	628,700	---	(480,140)	114,210	1,756,700
Executive Officer	2007	438,040	370,000	353,810	632,700	---	187,200	98,100	2,079,850

James M. Holland
Senior Vice President,
Chief Financial Officer	2008	274,820	225,000	235,200	194,200	---	(212,080)	56,900	774,040
and Secretary	2007	255,960	155,000	160,360	215,600	---	54,000	47,290	888,210

Glen P. Kelley
Senior Vice President -
Marketing and	2008	268,060	194,000	224,100	194,200	---	(31,290)	51,100	900,170
Administration	2007	249,920	150,000	160,360	215,600	---	16,300	45,580	837,760

Alan Quintero
Senior Vice President -	2008	241,330	123,000	266,300	103,900	---	(20,780)	37,800	751,550
Operations	2007	211,730	70,000	117,740	97,000	---	5,060	29,880	531,410

Ronnie L. Hall
Vice President -	2008	216,610	75,000	160,000	68,900	---	---	31,300	551,810
Operations	2007	179,190	50,000	46,340	56,600	---	---	23,400	355,530

(1) Bonuses are awarded in December of each year based upon performance from the prior fiscal year.
(2) Restricted stock and stock option awards are granted as incentives for future performance.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2008
Name	Grant	Estimated future payouts under non-equity incentive plan awards Threshold	Target	Maximum	Estimated future payouts under equity incentive plan awards Threshold	Target	Maximum	All other stock awards: number of shares of stock or units (#)		All other option awards: number of securities underlying options (#)	Exercise or base price of option awards	Grant Date Value of Stock Awards	Grant Date Value of Option Awards

	Date	($)	($)	($)	($)	($)	($)	(A)		(C)	($/Sh)	($)(D)	($)(E)
John R. Irwin	12/6/2007	---	---	---	---	---	---	10,728		36,560	44.75	480,078	743,630
James M. Holland	12/6/2007	---	---	---	---	---	---	5,368		10,952	44.75	240,218	222,764
Glen P. Kelley	12/6/2007	---	---	---	---	---	---	4,472		10,952	44.75	200,122	222,764
Alan Quintero	12/6/2007	---	---	---	---	---	---	14,216	(B)	7,328	44.75	636,166	149,052
Ronnie L. Hall	12/6/2007	---	---	---	---	---	---	11,272	(B)	4,568	44.75	504,422	92,913
_______________

(A) The total awards to Mr. Irwin, Mr. Holland and Mr. Kelly, as well as 3,576 and 1,792 of the shares awarded to Mr. Quintero and Mr. Hall, respectively, were made pursuant to our 2007 Long-Term Incentive Plan (the "2007 Plan") and vest at the end of three years from the date of grant, based on the passage of time and the continued employment of the named executive officers, subject to acceleration of vesting upon the occurrence of certain events related to termination of employment or change of control of the Company.

(B) Of the total shares awarded to Mr. Quintero and Mr. Hall, 10,640 and 9,480, respectively, were made pursuant to our 2007 Plan and vest at the end of four years from the date of grant, based on the passage of time and the continued employment of the named executive officers, subject to acceleration of vesting upon the occurrence of certain events related to change of control of the Company.

(C) The options were granted for a term of ten (10) years (pursuant to our 2007 Plan), subject to earlier termination in certain events related to termination of employment. Each option entitles the option holder to purchase one share of Common Stock at an exercise price equal to the fair market value of a share of Common Stock on the date of grant. Twenty-five percent (25%) of such options become exercisable at each  of one (1) year, two (2) years, three (3) years and four (4) years, respectively, from the date of grant. Subject to certain conditions, the exercise price may be paid by delivery of shares of Common Stock owned by the option holder prior to the option exercise, and tax withholding obligations related to exercise may be paid by offset of underlying shares of Common Stock.

(D) The amounts disclosed in this column represents the aggregate FAS 123 (R) grant date fair value of the restricted stock awards granted to each named executive officer.
(E) The amount disclosed in this column represents the aggregate FAS 123 (R) grant date fair value of non-qualified stock options granted to each named executive officer.

OUTSTANDING EQUITY AWARDS AT SEPTEMBER 30, 2008
	Option awards*					Stock awards*
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares units of stock have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

John R. Irwin	120,000	40,000	---	12.31	12/1/2014	---	---	---	---
	21,000	21,000	---	18.58	11/30/2015	---	---	---	---
	11,500	34,500	---	24.99	12/6/2016	---	---	---	---
	---	36,560	---	44.75	12/5/2017	---	---	---	---
	---	---	---			64,728	2,356,100	---	---
	152,500	132,060	---			64,728	2,356,100	---	---

James M. Holland	20,000	---	---	6.75	12/3/2013	---	---	---	---
	15,000	15,000	---	12.31	12/1/2014	---	---	---	---
	6,000	6,000	---	18.58	11/30/2015	---	---	---	---
	2,150	6,450	---	24.99	12/6/2016	---	---	---	---
	---	10,952	---	44.75	12/5/2017	---	---	---	---
						29,768	1,083,560	---	---
	43,150	38,402	---			29,768	1,083,560	---	---

Glen P. Kelley	45,000	15,000	---	12.31	12/1/2014	---	---	---	---
	6,000	6,000	---	18.58	11/30/2015	---	---	---	---
	2,150	6,450	---	24.99	12/6/2016	---	---	---	---
	---	10,952	---	44.75	12/5/2017	---	---	---	---
						28,872	1,050,940	---	---
	53,150	38,402	---			28,872	1,050,940	---	---

Alan Quintero	10,000	---	---	9.44	12/1/2009	---	---	---	---
	2,500	---	---	7.68	12/6/2010	---	---	---	---
	4,000	---	---	8.04	9/5/2011	---	---	---	---
	22,500	7,500	---	12.31	12/1/2014	---	---	---	---
	2,000	2,000	---	18.58	11/30/2015	---	---	---	---
	1,500	4,500	---	24.99	12/6/2016	---	---	---	---
	---	7,328	---	44.75	12/5/2017	---	---	---	---
						32,216	1,172,640	---	---
	42,500	21,328	---			32,216	1,172,640	---	---

Ronnie L. Hall	---	4,000	---	12.31	12/1/2014		---	---	---
	2,550	2,550	---	18.58	11/30/2015		---	---	---
	1,275	3,825	---	24.99	12/6/2016		---	---	---
	---	4,568	---	44.75	12/5/2017		---	---	---
						18,272	665,100	---	---
	3,825	14,943	---			18,272	665,100	---	---

* Equity awards based on Fiscal Year 2008 performance were made in December 2008 and are, therefore, not reflected in this table.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2008

	Option Awards		Stock awards
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting
	(#)	($)	(#)	($)

John R. Irwin	40,000	1,974,500	--	--
James M. Holland	30,000	1,248,755	--	--
Glen P. Kelley	140,000	6,116,146	--	--
Alan Quintero	53,500	1,957,679	--	--
Ronnie L. Hall	18,000	771,915	--	--

NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
Name	contributions	contributions	earnings in	withdrawals/	balance at
	in Fiscal	in Fiscal	in Fiscal	distributions	September 30,
	Year 2008	Year 2008	Year 2008		2008
	($)	($)	($)	($)	($)
	(A)	(A)			(A)

John R. Irwin	563,980	86,020	(480,140)	---	2,008,290

James M. Holland	242,460	35,900	(212,080)	---	777,380

Glen P. Kelley	11,250	22,500	(31,290)	---	109,620

Alan Quintero	39,150	25,270	(20,780)	---	103,890

Ronnie L. Hall	---	---	---	---	---
____________
(A) Contributions were made to a Rabbi Trust

NON-EMPLOYEE DIRECTORS COMPENSATION DURING FISCAL YEAR 2008

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)

	(C)	(A)
Deborah Beck	53,500	60,000	---	---	---	---	113,500
Robert Burgess	63,500	60,000	---	---	---	---	123,500
George Dotson	64,500	60,000	---	---	---	---	124,500
Hans Helmerich	39,000	60,000	---	---	---	---	99,000
James Montague	51,000	60,000	---	---	---	---	111,000
William Morrissey (B)	44,000	60,000	---	---	---	---	104,000
Total	315,500	360,000					675,500
______________

(A) Pursuant to our 2007 Plan, each of our non employee directors was awarded restricted stock during fiscal year 2007 equivalent to the number of shares of Common Stock valued at $60,000 on the date of grant. These awards vest at the end of thirteen (13) months from the date of grant unless vesting is deferred to a longer period under the Company's Non-Employee Directors Deferred Compensation Plan.

(B) Mr. Morrissey retired as a director of the Company in February 2008.

(C) After a review by L&A of the various fees paid to our non-employee directors during fiscal year 2008, L&A recommended certain increases to adjust compensation with increased Board of Director and Committee responsibilities. In accordance with these recommendations, the Board of Directors has approved the following increases in fees effective January 1, 2009; (1) an increase in the annual retainer fee from $25,000 to $35,000 (2) an increase in the additional annual retainer fee for the Audit Committee Chairman from $10,000 to $15,000, and (3) an increase in the committee meeting fees of in person from $1,000 to $1,500 and of telephone conference from $500 to $1,000.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company entered into Executive Agreements on September 18, 2002, with Messrs. Irwin, Holland and Kelley and on June 1, 2008 with Mr. Quintero. As previously discussed in “Compensation Discussion and Analysis”, the Executive Agreements address the terms of executive employment and compensation in the event of a termination of employment due to a change of control in our ownership. The Executive Agreements state that a change in control occurs in the event of (a) an acquisition or formal tender offer by any individual, entity or group of beneficial ownership of 20% of (i) the then outstanding shares of our Common Stock or (ii) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors (certain exceptions apply); (b) a sale of substantially all of our assets; or (c) a change of the majority of the members of our Board of Directors. In the event of a change of control, Messrs. Holland, Kelley and Quintero shall remain in the employ of the Company following such change of control for one year and six months and Mr. Irwin shall remain in the employ of the Company for two years and six months following such change in control. During such employment terms, the executive shall receive his base salary, annual bonus, incentive, savings and retirement plan benefits, welfare plan benefits, executive life insurance benefits, indemnification, expense reimbursement, and vacation commensurate with those benefits that the executive enjoyed prior to the change in control. In the event their employment is terminated within such time period, depending upon the circumstances of termination, they may be entitled to a severance payment generally equal to the salary and bonus for the remainder of such period. The Executive Agreements each have three (3) year “evergreen” terms in that they automatically extend so as to cover a three (3) year period from any date then in effect unless we give notice to the executive that the term will no longer be so extended.

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Ms. Beck and Messrs. Burgess, Dotson and Montague, the current members of the Compensation and Human Resources Committee, were the only persons who served on this Committee during the 2008 fiscal year.

No member of our Compensation and Human Resources Committee of the Board of Directors was, during the 2008 fiscal year, an officer or employee of Atwood, or was formerly an officer of Atwood or had any relationships requiring disclosure by us under Item 404 of Regulation S-K, except for the current relationship of Mr. Helmerich and prior relationship of Mr. Dotson with H&P and H&PIDC, as previously discussed.

During the Company's 2008 fiscal year, no executive officer of the Company served as (i) a member of the Compensation and Human Resources Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Compensation and Human Resources Committee, (ii) a director of another entity, one of whose executive officers served on our Compensation and Human Resources Committee, or (iii) a member of the Compensation and Human Resources Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as our director.

CONTRIBUTIONS TO TAX EXEMPT ORGANIZATIONS

We have made no contributions to any tax exempt organization in which any independent director serves as an executive officer.

AUDIT COMMITTEE CHARTER

The Audit Committee is composed of four (4) non-employee independent directors and is established in accordance with section 3(a)(58)(A) of the Exchange Act. The Board of Directors has determined that Mr. Burgess is the Audit Committee’s financial expert. The members of the Audit Committee are governed by a written Charter duly adopted by the Board of Directors, which requires their independence from management of the Company and their freedom from any other relationship which would interfere with their independent judgment as required by the New York Stock Exchange Listing Standards and as determined by the Board of Directors in its business judgment. The members of the Audit Committee are also required to be "non-employee directors" as that term is defined under the SEC Rule 16b-3. The Board of Directors has made a determination that all of the members of the Audit Committee meet the Audit Committee Charter membership requirements, including that of independence. The Board of Directors specifically considered the relationship of H&P and H&PIDC to the Company and determined that they are not our affiliates. Mr. Dotson retired from H&P during fiscal year 2006. Prior to his retirement from H&P, the Board of Directors determined that Mr. Dotson was not our affiliate and after his retirement, the Board of Directors determined that Mr. Dotson continues not to be our affiliate. Further, the Board of Directors believes that Mr. Dotson’s membership on the Audit Committee is in the best interests in the Company due to his expertise, experience, and tenure as a director of the Company. The Audit Committee Charter is posted on our website, www.atwd.com.

Report of the Audit Committee of the Board of Directors of Atwood Oceanics, Inc.
The Board of Directors

Management is primarily responsible for the Company’s financial statements and the reporting process, including the systems of internal controls. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report on those statements. As the Audit Committee, we oversee the financial reporting process and internal control system on behalf of the Board of Directors. The Audit Committee met in person two (2) times, with an additional four (4) conference call meetings, during fiscal year 2008. At various times during the 2008 fiscal year, the Audit Committee met with PwC and the internal auditors, with and without management present.
In the course of fulfilling our oversight responsibilities, we reviewed and discussed the audited financial statements, as well as Management’s Discussion and Analysis, included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, with management and PwC.
This review included a discussion of, among others:

•	All critical accounting policies followed by the Company;

•	The reasonableness of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the quality of the Company’s accounting principles;

•	The clarity and completeness of financial disclosures;

•	The adequacy of internal controls that could significantly affect the Company’s financial statements;

•	Items that could be accounted for using alternative treatments within GAAP and the treatment preferred by PwC;

•	Any internal control points raised by PwC during its audit of the Company’s financial statements; and

•	The potential effects of regulatory and accounting initiatives, as well as any off balance sheet structures, on the Company’s financial statements.

We have discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications With Audit Committees, as modified or supplemented, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the PCAOB Rule 3526 Independence letter from PwC required by Standard No. 1, Independence Discussions with Audit Committees, as modified or supplemented, by the Independence Standards Board, and have discussed with PwC their independence. We reviewed the independence of PwC from the Company and its management and reviewed and approved the Company’s policies regarding the provision of non-audit services by PwC to the Company and the hiring of employees of PwC by the Company.

As the Audit Committee, we recommended to the Board of Directors the selection of PwC as the Company’s independent registered public accounting firm. Additionally, we

•	reviewed the scope of an overall plan for the annual audit and the internal audit program;

•	approved fees for all services provided by PwC;

•	reviewed the adequacy of certain financial policies;

•	considered PwC’s quality control procedures;

•	on a quarterly basis, reviewed the Company’s financial results prior to their public issuance; and

•	reviewed significant legal developments.

Based on the review and discussions referred to above, we recommend to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 to be filed with the Securities and Exchange Commission.

Audit Committee

Robert W. Burgess, Chairman & Financial Expert
Deborah A. Beck, Member
George S. Dotson, Member
James R. Montague, Member

November 25, 2008

Notwithstanding SEC filings by the Company that have incorporated or may incorporate by reference other SEC filings (including this Proxy Statement) in their entirety, the Report of the Audit Committee shall not be incorporated by reference into such filings and shall not be deemed to be “filed” with the SEC except as specifically provided otherwise or to the extent required by Item 306 of Regulation S-K.

FISCAL YEAR 2008 AUDIT FIRM FEE SUMMARY

During fiscal years 2008 and 2007, PwC was our independent registered public accounting firm, and it provided services in the following categories and amounts.

	Fiscal Year
	2008	2007
Audit Fees Audit-Related Fees Tax Fees (A) All Other Fees (B) Total	$ 831,000 $ --- $ 215,000 $ 2,000 $1,048,000	$ 960,000 $ --- $ --- $ 2,000 $ 962,000

___________

(A)     For fiscal year 2008, these fees related to business planning and restructuring services related to one of our foreign locations.

(B)     Software licensing fees.

The Audit Committee approves the engagement of an independent registered public accounting firm to render audit or non-audit services prior to the engagement based upon a proposal by such firm and an estimate of fees and expected scope of engagement. The Audit Committee has adopted a pre-approval policy which allows management to engage PwC to provide certain services not to exceed $25,000. Our pre-approval policy requires that the Audit Committee be informed of each service and does not include delegation of Audit Committee responsibilities to management. In fiscal year 2008, there were no fees for services provided pursuant to the Audit Committee’s pre-approval policy.

EQUITY COMPENSATION PLANS

The table below provides information relating to our equity compensation plans as of September 30, 2008, all of which have been approved by our shareholders:

Number of shares of Common Stock to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of shares of Common Stock available for future issuance under equity compensation plans (excluding securities to be issued upon exercise of outstanding options)
1,253,078	$18.82	3,345,403

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) reports or forms they file.

Based solely on our review of the copies of such forms we have received, and written representations from certain reporting persons that no reports on Form 5 were required for those persons, we believe that, during the period from October 1, 2007 through September 30, 2008, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except that Mr. Kelley inadvertently failed to timely file one (1) report covering the sale of the Company’s equity securities by his spouse, but did report same in a subsequent Form 5.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC audited our financial statements for the years ended September 30, 2008, 2007 and 2006, and has been selected to audit our financial statements for the year ended September 30, 2009, subject to shareholders ratification at our Annual Meeting of Shareholders on February 12, 2009. PwC will have representatives present at the shareholders’ meeting who will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS

Proposals of our shareholders intended to be presented for consideration at the Annual Meeting of our Shareholders to be held in February 2010 must be received by us no later than September 16, 2009 and must comply with the requirements of the proxy rules promulgated by the SEC in order to be included in the proxy statement and form of proxy related to that meeting. If notice of any shareholder proposal not eligible for inclusion in our proxy statement and form of proxy is given to us after November 30, 2009, then proxy holders will be allowed to use their discretionary voting authority on such shareholder proposal when the matter is raised at such meeting.

OTHER MATTERS

Management does not intend to bring any other matters before the meeting and has not been informed that any matters are to be presented by others. In the event any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the proxies under discretionary authority therein in accordance with their judgment on such matters.

If you do not contemplate attending the meeting in person, you are respectfully requested to sign, date and return the accompanying proxy in the enclosed, stamped envelope at your earliest convenience.

We will provide, without charge, upon written request of any shareholder, a copy of our Annual Report on Form 10-K including financial statements and financial statement schedules for the fiscal year ended September 30, 2008 as filed with the SEC. Please direct such request to James M. Holland, Secretary, Atwood Oceanics, Inc., P.O. Box 218350, Houston, Texas 77218, 281-749-7800.

Only one proxy statement and annual report are being delivered to multiple shareholders sharing an address who have previously consented to such delivery unless we have received contrary instructions from one or more such shareholders. If a shareholder desires to receive a separate copy of the proxy statement, or annual report or future proxy statements or annual reports, the shareholder should provide oral or written notification to James M. Holland, our Secretary, at the above address and provide instructions for delivery of the separate copy. If shareholders who share an address and are receiving multiple copies of the proxy statement or annual report desire to receive only one copy of the proxy statement or annual report they should also notify Mr. Holland at the above address and provide delivery instructions.

By order of the Board of Directors

/s/ John R. Irwin

John R. Irwin, President

Houston, Texas
January 14, 2009

PROXY

 ATWOOD OCEANICS, INC.

ANNUAL MEETING OF SHAREHOLDERS
FEBRUARY 12, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James M. Holland and Glen P. Kelley, or either of them as Proxy Holders, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock, par value $1.00 per share of Atwood Oceanics, Inc., held of record by the undersigned as of the close of business on December 31, 2008, at the Annual Meeting of Shareholders to be held on February 12, 2009 or any adjournment thereof:

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED

1. ELECTION OF DIRECTORS:

FOR all nominees listed

(except as marked to the contrary)           WITHHOLD authority to vote for all nominees listed

Nominees:

DEBORAH A. BECK          GEORGE S. DOTSON          JOHN R. IRWIN

ROBERT W. BURGESS           HANS HELMERICH           JAMES R. MONTAGUE

(INSTRUCTION: To withhold authority to vote for one or more individual nominees, write the nominee’s name(s) in the line provided below or strike through their name above.)

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors:

               FOR               AGAINST               ABSTAIN

3. In their discretion, the Proxy Holders are authorized to vote upon such other business as may properly come before the meeting.

(see reverse side)

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE SHAREHOLDER MEETING TO BE HELD ON FEBRUARY 12, 2009.

A COPY OF THIS PROXY STATEMENT, THE FORM OF PROXY, AND THE ATWOOD OCEANICS, INC. 2008 ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED SEPTEMBER 30, 2008 ARE AVAILABLE AT www.envisionreports.com/ATW .

If no direction is made, the Proxy will be voted FOR the election of all Directors and FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors.

Please sign exactly as name appears hereon.

________________________, 2009          _________________________________________

DATED                                    SIGNATURE

_________________________________________
SIGNATURE IF JOINTLY HELD

NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Please note any change in your address alongside the address as it appears in the proxy.

PLEASE MARK IN BLUE OR BLACK INK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.